Exhibit 2.3

Execution Version

ASSET PURCHASE AGREEMENT

between

CARLISLE CANADA

and

CTP TRANSPORTATION PRODUCTS, LLC

dated as of

October 20, 2013

i

INDEX TO EXHIBITS

Exhibit A	—	Bill of Sale
Exhibit B	—	Assignment and Assumption Agreement
Exhibit C	—	Assignment and Assumption of Lease

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of October 20, 2013, is entered into between Carlisle Canada, a general partnership established under the laws of the Province of Ontario, Canada (“Seller”) whose partners are 8027293 Canada Inc. and 3095784 Nova Scotia Company (“Seller’s Partners”) and CTP Transportation Products, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Carlisle Companies Incorporated, a Delaware corporation (the “Company”), and Buyer have simultaneously herewith entered into that certain Master Transaction Agreement (the “MTA”), which contemplates entry into four purchase agreements between Buyer and the appropriate Subsidiary of the Company, including this Agreement, to effect the sale of the Company’s Transportation Products Business to Buyer;

WHEREAS, Seller’s Partners are indirect, wholly owned Subsidiaries of the Company and Seller is engaged in the Transportation Products Business; and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, certain assets and certain liabilities of Seller described herein related to the Transportation Products Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“CAD” means Canadian Dollars, the lawful currency of Canada, as of the date hereof.

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

“Customs Duties” means any duties, fees or Taxes that attach upon entry into a country for entries of merchandise, whether or not such duties fees and Taxes have been paid, (a) with respect to the United States, pursuant to the Harmonized Tariff Schedule of the United States or any other Law, including any such duties, fees and Taxes that are voluntarily tendered to a Governmental Authority and any monies paid to a Governmental Authority pursuant to 19 U.S.C. 1592(d), and (b) with respect to any other country, pursuant to any applicable tariff schedules or Law of such country.

“Customs Laws” means any Law or administrative decision having the force of Law concerning the importation of merchandise.

“Employees” means those Persons, whether active or on leave of absence (including due to disability, but excluding employees that have been laid off or have been given notice of a lay-off and for which no recall from lay-off has been made and such employee’s employment has been terminated), employed by Seller immediately prior to the Canada Closing and engaged in the Transportation Products Business.

“Employment Laws” means all applicable laws relating to employment and/or labour matters, including those relating to wages, hours, overtime, employment or labour standards generally, labour or industrial relations, pension benefits, human rights, pay equity, employment equity, workers’ compensation or workplace safety and insurance, occupational health and safety, privacy, immigration, employer health tax, medical services plan, employment insurance, public pension or retirement plans and income tax withholdings, applicable to all Employees or former employees.

“Environmental Law” means any applicable Law or Governmental Order relating to pollution, contamination, or the protection of the environment or natural resources, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into ambient air, surface water, ground water or lands or otherwise relating to the use, treatment, storage, labeling, release, processing, disposal, transport or handling of Hazardous Materials.

“Hazardous Materials” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas which is regulated by any Governmental Authority under any Environmental Law, including petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “pollutant,” “toxic waste,” or “toxic substance” under any provision of Environmental Law.

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that are used in connection with Seller’s portion of the Transportation Products Business.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section 1.1(a) of the Disclosure Schedule after reasonable inquiry.

“Ordinary Course of Business” means the ordinary course of business consistent with the past custom and practice of the Transportation Products Business as conducted by Seller.

“Release” means any releasing, spilling, leaking, pumping, injecting, disposing, dispersing, emitting, discharging, depositing, escaping, leaching, dumping of Hazardous Materials.

“Seller Intellectual Property” means all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by Seller and primarily used in the Transportation Products Business.

“Transaction Documents” means this Agreement, the MTA, the Bill of Sale, the Assignment and Assumption Agreement, Assignment and Assumption of Leases, the other Sub-Agreements, the Trademark License Agreement and the other agreements, instruments and documents required to be delivered at the Canada Closing or the Closing.

In addition to the terms defined in this Article I and in the MTA, the following terms shall have the respective meanings assigned thereto in the Sections of this Agreement indicated below:

Term	Section
Agreement	Preamble
Allocation Schedule	Section 2.05(b)
Assigned Contracts	Section 2.01(c)
Assignment and Assumption Agreement	Section 2.07(b)(ii)
Assignment and Assumption of Lease	Section 2.07(b)(iii)
Assumed Liabilities	Section 2.03
Bill of Sale	Section 2.07(b)(i)
Benefit Plan	Section 3.12(a)
Buyer	Preamble
Buyer Benefit Plans	Section 5.03(c)
Buyer Closing Certificate	Section 6.03(b)
Canada Assets	Section 2.01
Canada Closing	Section 2.07(a)
Canada Closing Date	Section 2.07(a)
Canada Purchase Price	Section 2.05(a)
Company	Recitals
Disclosure Schedule	Article III
ETA	Section 3.14(b)
Excluded Assets	Section 2.02
Excluded Liabilities	Section 2.04
Existing Liabilities	Section 5.12(a)
GST/HST	Section 3.14(b)
Insurance Coverage	Section 5.12(a)
Insurance Coverage Claim	Section 5.12(a)
Insurance Policies	Section 3.08
Intellectual Property	Section 3.07(a)
Leases	Section 3.05(a)
Leased Real Property	Section 3.05(a)
Material Contracts	Section 3.04(a)
MTA	Recitals
Permitted Encumbrances	Section 3.05(b)
Products	Section 3.15(a)
Receivables	Section 2.01(a)
Reimbursed Amounts	Section 5.12(b)
Safety Standards	Section 3.15(a)
Seller	Preamble
Seller’s Partners	Preamble

Seller Closing Certificate	Section 6.02(c)
Tangible Personal Property	Section 2.01(e)
Tax Act	Section 5.06
Transferred Employees	Section 5.03(a)

In addition to the terms defined in this Article I and throughout this Agreement, capitalized terms not defined herein shall have the meaning set forth in the MTA.

ARTICLE II
PURCHASE AND SALE

Section 2.01                            Purchase and Sale.  Subject to the terms and conditions set forth in the MTA and this Agreement, at the Canada Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, for the consideration specified in Section 2.05, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under the following assets, properties, rights, claims and Contracts of Seller, that are used in or related to the Transportation Products Business (collectively, the “Canada Assets”) including, without limitation, the following:

(a)                                 all accounts or notes receivable, including those referred to in clause (i) of Section 5.15 of the MTA;

(b)                                 all inventory (including in transit), finished goods, raw materials, work in progress, packaging, supplies, parts, components and other inventories used or intended to be used in the Transportation Products Business (including the manufacture, sale or distribution of Products);

(c)                                  the Contracts related to Seller’s Transportation Products Business, including the Contracts set forth on Section 2.01(c) of the Disclosure Schedule, all Intellectual Property Licenses and the leases for personal property and real property of Seller set forth on Section 3.05(a) of the Disclosure Schedule (collectively, the “Assigned Contracts”);

(d)                                 the Seller Intellectual Property set forth on Section 3.07(b) of the Disclosure Schedule;

(e)                                  all furniture, fixtures, equipment, network and telecommunications equipment, computers and peripherals, mobile devices, phones, vehicles, machinery, leasehold improvements, supplies and other tangible personal property used in the Transportation Products Business or used by any Transferred Employee, including such property listed on Section 2.01(e) of the Disclosure Schedule (the “Tangible Personal Property”);

(f)                                   all Permits of Seller related to Seller’s Transportation Products Business, including the Permits set forth on Section 2.01(f) of the Disclosure Schedule, but only to the extent such Permits may be transferred under applicable Law;

(g)                                  all prepaid expenses or items, credits, advance payments, security, deposits, rebates, set-offs, charges, sums and fees of Seller to the extent included in Net Working Capital (other than such items that constitute Tax assets);

(h)                                 all of Seller’s rights under warranties, indemnities and all similar rights, if any, against third parties to the extent related to any of the Canada Assets;

(i)                                     originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, warranty and recall records, research and development files, manuals, instructions, schematics, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, literature, material and research, that primarily relate to the Transportation Products Business or the Canada Assets, and rights against other Persons (excluding Seller and its Affiliates) in respect of any of the foregoing; and

(j)                                    all goodwill associated with any of the assets described in the foregoing clauses.

Section 2.02                            Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, all assets of Seller other than the Canada Assets shall be excluded from the sale and purchase of assets hereunder (the “Excluded Assets”), and Buyer shall not acquire any right, title or interest in the Excluded Assets.  Section 2.02 of the Disclosure Schedule sets forth a list of all assets, properties, rights, claims, Contracts, Permits and business that are used in or relate to the Transportation Products Business and that are Excluded Assets.  Without limiting the generality of the foregoing, except for the limited license rights expressly granted to Buyer in the Trademark License Agreement, Seller is not transferring to Buyer (or any Affiliate of Buyer), and reserves all right, title and interest in and to, the Company Group Names.

Section 2.03                            Assumed Liabilities.  Subject to the terms and conditions set forth herein, on or after the Canada Closing, Buyer shall assume and agree to pay, perform and discharge when due the following liabilities (collectively, the “Assumed Liabilities”):

(a)                                 all trade accounts payable of Seller to third parties in connection with the Transportation Products Business that remain unpaid as of the Canada Closing Date to the extent reflected in Net Working Capital, and the intercompany accounts payable referred to in clause (i) of Section 5.15 of the MTA;

(b)                                 all liabilities taken into account for calculating the Net Working Capital or any negative adjustment to the Aggregate Purchase Price pursuant to Section 2.05 of the MTA;

(c)                                  all liabilities and obligations arising under or relating to the Assigned Contracts, excluding any obligations or liabilities that relate to a breach of an Assigned Contract by Seller that occurred or arose prior to the Canada Closing;

(d)                                 except as specifically provided in Section 5.03, all other liabilities and obligations of Buyer or its Affiliates relating to compensation or other arrangements with respect to any Transferred Employee arising after the Canada Closing; and

(e)                                  all other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Canada Assets that first arise and relate solely to the period on or after the Canada Closing.

Section 2.04                            Excluded Liabilities.  Seller will retain, and Buyer shall not assume and shall not be responsible to pay, perform or discharge, any liability or obligation of Seller, or the Transportation Products Business, other than the Assumed Liabilities, and that nothing in this Agreement will be construed as an agreement otherwise.  Without limiting the foregoing and notwithstanding anything to the contrary herein, the following liabilities and obligations of Seller (collectively, the “Excluded Liabilities”) are not part of the purchase and sale contemplated by this Agreement and will be the sole responsibility of Seller following the Canada Closing:

(a)                                 any liabilities or obligations relating to or arising out of the Excluded Assets;

(b)                                 except as specifically provided in Section 5.03, any liabilities or obligations of Seller (excluding any liability taken into account for calculating the Net Working Capital or any negative adjustment to the Aggregate Purchase Price pursuant to Section 2.05 of the MTA) relating to or arising out of (i) the employment, or termination of employment, of any Employee prior to the Canada Closing including all liabilities for salaries, wages, bonuses, commissions, overtime or vacation pay, or (ii) workers’ compensation claims of any employee which relate to events occurring prior to and on the Canada Closing Date; or (iii) all employment-related claims, penalties and assessments in respect of the Seller or the Transportation Products Business arising out of matters which occurred prior to the Closing Date;

(c)                                  any liabilities or obligations of Seller, Seller’s Partners or their Affiliates for Taxes, including any liabilities or obligations for (i) Taxes relating to the Transportation Products Business of Seller or the Canada Assets arising in or incurred with respect to any Taxable Period or portion of a Taxable Period ending on or prior to the Canada Closing Date and (ii) any other Taxes of Seller or Seller’s Partners for any Taxable Period (other than Taxes allocated to Buyer under Section 5.07 of the MTA);

(d)                                 any liabilities or obligations (including, for greater certainty, liability for accrued benefits not taken into account for calculating the Net Working Capital or any negative adjustment to the Aggregate Purchase Price pursuant to Section 2.05 of the MTA) related to the Benefit Plans;

(e)                                  any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(f)                                   any actions, complaints, suits, claims, audits, investigations or other legal proceedings pending or threatened as of the Closing Date either (x) against or brought by Seller or (y) otherwise related to the operation of the Transportation Products Business on or prior to the Canada Closing Date;

(g)                                  any liabilities or obligations that relate to a breach of an Assigned Contract by Seller that occurred or arose prior to the Canada Closing;

(h)                                 any liabilities or obligations in respect of severance, pay in lieu of notice, damages for wrongful dismissal and all related costs arising out of or related to any termination or lay off of employees of Seller prior to the Canada Closing Date including but not limited to those Employees who do not accept Buyer’s offer of employment;

(i)                                     any liabilities or obligations that relate to Hazardous Materials at, in or under or that have been Released to or from any real property owned or leased for use in the conduct of the Transportation Products Business, other than the Leased Real Property.

Section 2.05                            Purchase Price and Allocation.

(a)                                 The aggregate purchase price for the Canada Assets shall be the Allocated Price designated for the Canada Assets as set forth in Section 2.02(b)(ii) of the MTA (the “Canada Purchase Price”), plus the agreed value of the Assumed Liabilities as set out in the Allocation Schedule, plus, subject to Section 5.06 of this Agreement, applicable Taxes. The Canada Purchase Price shall be paid and is subject to adjustment in accordance with the terms of the MTA.

(b)                                 Within 90 days after the Canada Closing Date, Buyer shall deliver a schedule allocating the Canada Purchase Price (including the amount of any Assumed Liabilities treated as consideration for the Canada Assets for Tax purposes) to and among the Canada Assets and the Assumed Liabilities (the “Allocation Schedule”).  The Allocation Schedule prepared by Buyer shall be deemed final unless Seller or the Company notifies Buyer in writing that Seller or the Company objects to one or more items reflected in the Allocation Schedule within 30 days after delivery of the Allocation Schedule to Seller or the Company; provided, however, that no amounts shall be allocated to (i) accounts receivable in excess of the book value thereof on the Canada Closing Date; or (ii) inventory or Tangible Personal Property in excess of the fair market values thereof on the Canada Closing Date. In the event of any such objection, the Company and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Company and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 30 days after the delivery of the Allocation Schedule to Seller or the Company, such dispute shall be resolved by the Independent Accounting Firm or, if the Independent Accounting Firm is unable to serve, another impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and the Company. The decision of the Independent Accounting Firm shall be final and binding upon the Company, Seller and Buyer, and the decision of the Independent Accounting Firm shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. In the event the Company and Buyer submit any such dispute to the Independent Accounting Firm for resolution, the Company and Buyer shall each pay their own costs and expenses incurred under this Section 2.05 and one-half of the fees and costs of the Independent Accounting Firm.  Seller and Buyer agree to file their respective Tax Returns in accordance with the Allocation Schedule.  Neither Seller nor Buyer shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation Schedule unless required to do so by applicable Law.

Section 2.06                            Non-assignable Assets.

(a)                                 Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.06, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Canada Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Canada Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VI, the Canada Closing shall occur notwithstanding the foregoing without any adjustment to the Canada Purchase Price on account thereof.  Following the Canada Closing, Seller and Buyer shall use commercially reasonable best efforts, and Seller and Buyer shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to transfer or assign such Canada Assets and to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely entitled to the rights and benefits under, and responsible for such liabilities and obligations, from and after the Canada Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Canada Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration.

(b)                                 To the extent that any Canada Asset and/or Assumed Liability cannot be transferred to Buyer following the Canada Closing pursuant to this Section 2.06, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Canada Asset and/or Assumed Liability to Buyer as of the Canada Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Canada Closing Date. To the extent permitted under applicable Law, Seller shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Canada Asset and all income, proceeds and other monies received by Seller to the extent related to such Canada Asset in connection with the arrangements under this Section 2.06.  Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Canada Assets. Notwithstanding anything herein to the contrary, the provisions of this Section 2.06 shall not apply to any consent or approval required under any Antitrust Law, which consent or approval shall be governed by Section 5.04 of the MTA.

Section 2.07                            Closing; Transactions to be Effected at the Canada Closing.

(a)                                 Subject to the terms and conditions set forth in the MTA and this Agreement, the purchase and sale of the Canada Assets contemplated hereby shall take place at a closing (the

“Canada Closing”) to be held at the same time and place as the Closing as specified in the MTA (the day on which the Canada Closing takes place being the “Canada Closing Date”).

(b)                                 At the Canada Closing, Seller shall deliver to Buyer:

(i)                                     a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Canada Assets to Buyer;

(ii)                                  an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Canada Assets and the Assumed Liabilities;

(iii)                               with respect to each Lease, an Assignment and Assumption of Lease substantially in the form of Exhibit C (each, an “Assignment and Assumption of Lease”), duly executed by Seller and, if necessary, Seller’s signature shall be witnessed and/or notarized;

(iv)                              the Seller Closing Certificate;

(v)                                 signed and executed copies of (A) the GST/HST election form and (B) the election forms under Section 56.4(7) of the Tax Act pursuant to Section 5.06;

(vi)                              documentation, such as a Purchase Certificate, in form and substance satisfactory to Buyer, acting reasonably, from the workers’ compensation or workplace health and safety boards in Ontario, and in every other province in which the Transportations Products Business is carried on, to the extent available under the Laws of each such province, confirming that as of the Canada Closing Date, the relevant boards have no claim against Seller for which Buyer will be or could be liable in respect of any amounts payable pursuant to the relevant workers’ compensation legislation in respect of the Transportation Products Business;

(vii)                           all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Canada Closing pursuant to Section 6.02 of this Agreement; and

(viii)                        such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(c)                                  At the Canada Closing, Buyer shall:

(i)                                     deliver to the Company all payments described in Section 2.04(b)(i) of the MTA;

(ii)                                  deliver to Seller the Assignment and Assumption Agreement duly executed by Buyer;

(iii)                               deliver to Seller, with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer and, if necessary, Buyer’s signature shall be witnessed and/or notarized;

(iv)                              deliver to Seller the Buyer Closing Certificate;

(v)                                 deliver to Seller a signed and executed copy of the GST/HST election form pursuant to Section 5.06; and

(vi)                              deliver to Seller all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Canada Closing pursuant to Section 6.03 of this Agreement.

(d)                                 Upon payment by Buyer of the amounts described in Section 2.07(c)(i) above, Buyer shall be deemed, for all purposes, to have satisfied in full the obligations of Buyer to pay any amount due pursuant to this Agreement (other than any amounts that may be due pursuant to Section 2.05 or Article VII of the MTA, if any) and Buyer shall have no further obligation to any Person for such payments.

(e)                                  All items delivered by the parties at the Canada Closing (including items delivered pursuant to Article VI) will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

Section 2.08                            Bulk Sales Act Legislation.  Buyer hereby waives compliance by Seller with respect to any applicable bulk sales legislation, including the Bulk Sales Act (Ontario) and Seller shall indemnify Buyer from any Losses due to the failure of the parties to comply with the Bulk Sales Act (Ontario) other than as a result of Buyer not paying, performing and discharging when due the Assumed Liabilities.

Section 2.09                            Tax Clearance Certificates.  On or prior to the Canada Closing or as soon as reasonably possible thereafter, Seller shall obtain copies of any clearance certificates that are required pursuant to Section 6 of the Retail Sales Tax Act (Ontario), Section 99 of the Social Service Tax Act (British Columbia), Section 51 of the Revenue and Financial Services Act (Saskatchewan), Section 45 of the Tax Administration and Miscellaneous Taxes Act (Manitoba), and any equivalent or corresponding provisions under any other applicable provincial or territorial Laws.  Until such time as the appropriate clearance certificates have been provided to Buyer, Seller shall indemnify, defend, and hold harmless Buyer, and hold Buyer harmless, from all Losses that Buyer may suffer or incur as a result of, or in connection with, any failure to obtain any such certificate and from any failure by Seller or any of its Affiliates to pay any Taxes in relation to such certificates.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that, except as set forth on the Disclosure Schedule delivered by Seller to Buyer on the date hereof (the “Disclosure Schedule”), as of the date of this Agreement:

Section 3.01                            Organization, Authority and Qualification of Seller.  Seller is a general partnership duly established, validly existing and in good standing under the Laws of the Province of Ontario.  Seller has all necessary partnership power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller and the Seller’s Partners and no additional partnership authorization or consent of the Seller’s Partners is required in connection therewith.  This Agreement and the other Transaction Documents to which Seller is a party have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and each of the other Transaction Documents to which Seller is a party each constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Seller has made available to Buyer prior to the date hereof complete and correct copies of its Organizational Documents, as amended and in effect as of the date hereof.  Seller has all necessary partnership power and authority to own, operate or lease the Canada Assets owned, operated or leased by it and to carry on its portion of the Transportation Products Business as currently conducted.  Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction set forth in Section 3.01 of the Disclosure Schedule, and each other jurisdiction in which the properties owned or leased by it or the operation of its portion of the Transportation Products Business as conducted on the date hereof makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.  The Subsidiaries of Seller do not conduct the Transportation Products Business, and do not hold, own or license any of the assets (whether personal, intangible, or real property) or Permits and are not parties to any Contract (including any guarantee of any member of the Company Group) with respect to, or necessary to operate, the Transportation Products Business.

Section 3.02                            No Conflicts; Consents.  The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated by the MTA, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Seller; (b) result in a material violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Company or any Subsidiary of the Company; or (c) except as set forth in Section 3.02 of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or give rise to any right of termination or acceleration with respect to (with or without the lapse of time or the giving of notice) of any (i) Material Contract or (ii) any other Contract, except in the case of clause (ii) where the violation, breach, conflict, default, acceleration, termination or failure to give notice would not, in the aggregate, have a Material Adverse Effect.  No consent, approval, Permit, Governmental Order, declaration, registration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution, delivery and performance of this

Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act or any other Antitrust Law and as set forth in Section 3.02 of the Disclosure Schedule and such consents, approvals, Permits, Governmental Orders, declarations, registrations, filings or notices the failure of which to be obtained or made would not, individually or in the aggregate, be material to the Transportation Products Business on a consolidated basis.

Section 3.03                            Absence of Certain Changes, Events and Conditions.  Except as expressly contemplated by this Agreement or the MTA or as set forth on Section 3.03 of the Disclosure Schedule, from the Balance Sheet Date until the date of this Agreement, Seller has operated its portion of the Transportation Products Business in the Ordinary Course of Business in all material respects and there has not been any:

(a)                                 Material Adverse Effect;

(b)                                 amendment of the Organizational Documents of Seller;

(c)                                  split, combination or reclassification of any equity interests of Seller;

(d)                                 issuance, sale or other disposition of any of the equity interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the equity interests of Seller;

(e)                                  material change in any method of accounting or accounting practice of Seller, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(f)                                   incurrence, assumption or guarantee by Seller of any Indebtedness in an aggregate amount exceeding $100,000 (or the equivalent amount in CAD), except borrowings under existing credit facilities set forth in the Disclosure Schedule and any Indebtedness which constitutes Closing Indebtedness;

(g)                                  sale, lease, license, transfer or other disposition of any of the assets shown or reflected on the Interim Balance Sheet, except sales of inventory in the Ordinary Course of Business and except for assets having an aggregate value of less than $100,000 (or the equivalent amount in CAD) during such period of time;

(h)                                 increase in the compensation, bonuses, termination pay or other material benefits of Employees, except (A) as required under applicable Law or any Contract, (B) as required pursuant to the Benefit Plans or (C) salary or bonuses with respect to Employees, which were made in the Ordinary Course of Business.

(i)                                     adoption, amendment or modification, in each case, except as required by Law, of any Benefit Plan;

(j)                                    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof by Seller, which assets or stock is used in or related to the Transportation Products Business;

(k)                                 adoption of any plan of merger, consolidation, reorganization, complete or partial liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law by or against Seller;

(l)                                     entry by Seller into any material Tax election related to its portion of the Transportation Products Business or the Canada Assets or consent to any extension of the limitations period for the assessment of any Tax related to Seller’s portion of the Transportation Products Business or the Canada Assets;

(m)                             cancellation or termination by Seller of its current insurance policies or lapse in coverage thereunder, except for such terminations, cancellations or lapses in which replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are substituted;

(n)                                 termination (including through failing to exercise renewal rights) or waiver of any material rights with respect to any Assigned Contract or Material Contract or entry into a new Material Contract (including through renewing an existing Contract), except customer and supplier Contracts made or renewed in the Ordinary Course of Business;

(o)                                 entry by Seller into any agreement containing any provision or covenant restricting in any material respect the Transportation Products Business;

(p)                                 lapse of any material Seller Intellectual Property (except for such lapses resulting from the exercise of reasonable business judgment or with respect to pending applications abandoned based on obstacles in prosecution) or the license, assignment, sale or transfer of any material Seller Intellectual Property, except any license, assignment, sale or transfer in the Ordinary Course of Business;

(q)                                 settlement of any material litigation, investigation, arbitration, proceeding or other claim involving or against Seller or the Transportation Products Business, other than settlements, offers or proposals to settle made in the Ordinary Course of Business;

(r)                                    obligation or liability with respect to capital expenditures that require amounts greater than $1,000,000 in the aggregate to be expended after the Canada Closing Date;

(s)                                   loans, advances or capital contributions by Seller to, or investments by Seller in, any other Person, other than in the Ordinary Course of Business and having an aggregate value of less than $100,000; or

(t)                                    agreement by Seller to do any of the foregoing, or any action or omission by Seller that would result in any of the foregoing.

Section 3.04                            Material Contracts.

(a)                                 Section 3.04(a) of the Disclosure Schedule sets forth a list, as of the date hereof, of all Contracts, including any written amendments thereto, of the following nature (x) by which any of the Canada Assets are bound or affected or (y) to which Seller is a party and which relates to the Transportation Products Business (together with all Leases listed in Section 3.05(a) of the Disclosure Schedule, collectively, the “Material Contracts”):

(i)                                     any Contract involving aggregate consideration in excess of $100,000 (or equivalent in amount CAD) or requiring performance by any party more than one year from the date hereof (excluding any Contract for employment), which, in each case, cannot be cancelled by Seller without penalty on less than 90 days’ notice;

(ii)                                  any Contract that relates to the sale of any assets, other than sales of inventory in the Ordinary Course of Business, for consideration in excess of $100,000 (or equivalent in amount CAD) and (A) that has been entered into since January 1, 2012 or (B) under which Seller has ongoing obligations;

(iii)                               any Contract that relates to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), (A) that has been entered into since January 1, 2011 or (B) under which Seller has ongoing obligations;

(iv)                              except for Contracts relating to trade receivables, any Contract relating to Indebtedness (including, without limitation, guarantees), in each case having an outstanding principal amount in excess of $100,000 (or equivalent in amount CAD);

(v)                                 any Contract between or among Seller on the one hand and the Company or any Affiliate of the Company (other than Seller) on the other hand;

(vi)                              any collective bargaining agreement or Contract with any labour organization, union or association;

(vii)                           any Contract that obligates Seller not to compete with any business, or to conduct any business with only certain parties, or which otherwise restrains or prevents Seller from carrying on any lawful business in any geographic area;

(viii)                        any Contract that relates to employment, compensation, severance, consulting, retention, transaction, change in control or similar Contract between Seller and any of its officers or other Employees or consultants of Seller who constitute Employees;

(ix)                              any Contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property involving payments in excess of $100,000 (or equivalent in amount CAD), and are not otherwise included in the capital expenditure budget of Seller set forth on Section 3.04(a)(ix) of the Disclosure Schedule;

(x)                                 any Contract under which Seller has granted or received a license or sublicense or under which Seller is obligated to pay or has the right to receive a royalty, license fee or similar payment (excluding off-the-shelf or “shrink wrap” software license Contracts and any license Contract requiring annual payments of less than $50,000 (or equivalent in amount CAD));

(xi)                              any Contract with a Material Customer or Material Supplier;

(xii)                           any development, sales representative, marketing, manufacturer’s representative or distribution Contract or Contract where Seller is required to pay royalties or commissions, in each case, relating to the operation of the Transportation Products Business; and

(xiii)                        any Contract that is a joint venture or partnership Contract or a limited liability company operating agreement, in each case, relating to the operation of the Transportation Products Business.

(b)                                 Each Material Contract is legal, valid, binding, and enforceable against Seller and, to Seller’s Knowledge, each other party to such Material Contract, in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally and by general principles of equity).  Neither Seller nor, to Seller’s Knowledge, any other party to any Material Contract, is in material breach or material default under any Material Contract.  Seller has made available to Buyer a complete and correct copy of each of the Material Contracts.

Section 3.05                            Leased Real Property.

(a)                                 Section 3.05(a) of the Disclosure Schedule lists the street address of each parcel of real property leased by Seller (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases for each parcel of Leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder.

(b)                                 Seller has title to, or a valid leasehold interest in, the Tangible Personal Property included in the Canada Assets and the Leased Real Property free and clear of all Encumbrances, except for the following (collectively referred to as “Permitted Encumbrances”):

(i)                                     those items set forth in Section 3.05(b) of the Disclosure Schedule;

(ii)                                  Encumbrances securing the Closing Indebtedness attributable to Seller;

(iii)                               Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(iv)                              mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business;

(v)                                 zoning ordinances and other similar encumbrances arising from generally applicable Law affecting real property;

(vi)                              liens arising under equipment leases with third parties entered into in the Ordinary Course of Business;

(vii)                           with respect to real property, any imperfections of title or Encumbrances that are identified by either or both a commitment for title insurance for or a survey of the real property in question; or

(viii)                        other imperfections of title, if any, that would not be material to the Transportation Products Business as conducted by Seller.

(c)                                  All buildings, structures, fixtures, building systems and equipment located at the Leased Real Property, taken as a whole, are sufficient for the operation of Seller’s portion of the Transportation Products Business conducted at such location, and, to Seller’s Knowledge, there are no material physical defects, including any structural defects, or conditions, in the aggregate, that would preclude or materially limit such property from operating the manufacturing, distribution, warehouse and other uses of Seller’s portion of the Transportation Products Business conducted at such location, taken as a whole.  There are no pending or, to Seller’s Knowledge, threatened condemnation, eminent domain proceedings, or assessments that affect any Leased Real Property, and Seller has not in the past three years received any written notice of the intention of any Governmental Authority or other Person to take any Leased Real Property.

Section 3.06                            Title to Assets; Sufficiency of Assets.  Seller has good title to, or a valid leasehold interest in, all Canada Assets that are material to the operation of the Transportation Products Business on a consolidated basis, free and clear of all Encumbrances, except for Permitted Encumbrances.  The Canada Assets are reflected in the Interim Balance Sheet, other than assets that were sold or acquired in the Ordinary Course of Business since the Interim Balance Sheet Date.  The material items of tangible personal property included in the Canada Assets that are currently being used in the operation of Seller’s portion of the Transportation Products Business are, in all material respects, in reasonable working order, ordinary wear and tear excepted.  Except for the assets and services to be provided to Buyer under the Ancillary Agreements, the Canada Assets will constitute, as of the Canada Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary and sufficient to enable Buyer to (a) own and use the Canada Assets in the manner in which the Canada Assets have been used prior to the date hereof and are currently being used by Seller to conduct Seller’s portion of the Transportation Products Business and perform Seller’s obligations under the Assigned Contracts, and (b) conduct Seller’s portion of the Transportation Products Business immediately following the Canada Closing in the manner in which Seller’s portion of the Transportation Products Business has been conducted prior to the date hereof.  Except for the services to be provided under the Ancillary Agreements, none of the Excluded Assets are material to or necessary for Seller’s portion of the Transportation Products Business as presently conducted.  Section 3.06 of the Disclosure Schedule sets forth a list of all assets, properties, rights, claims, Contracts, Permits and business that are used or relate to the Transportation Products Business and that are Excluded Assets.

Section 3.07                            Intellectual Property.

(a)                                 “Intellectual Property” means any and all:  (i) trademarks and service marks, including all applications and registrations and goodwill related to the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; and (v) internet domain name registrations.

(b)                                 Section 3.07(b) of the Disclosure Schedule lists all (i) Seller Intellectual Property and (ii) Intellectual Property Licenses, other than off-the-shelf or off-the-cloud computer programs or commercially available computer programs licensed for a one-time fee or that have annual fees of $50,000 (or equivalent in amount CAD) or less.  Seller owns or has the right to use all Intellectual Property necessary to conduct its portion of the Transportation Products Business as conducted, in all material respects, on the date hereof.

(c)                                  Except as set forth in Section 3.07(c) of the Disclosure Schedule, (i) Seller has not received any written notice alleging, and no action, suit, claim or other legal proceeding has been instituted, settled or, to Seller’s Knowledge, threatened that alleges any violation, infringement or misappropriation of any material Intellectual Property of any Person by use of the Seller Intellectual Property or the conduct of Seller’s portion of the Transportation Products Business as currently conducted by Seller, and (ii) none of the material Seller Intellectual Property is subject to any outstanding Governmental Order or to any proceeding questioning the validity, enforceability or ownership of such material Seller Intellectual Property.  To Seller’s Knowledge, the operation of the Transportation Products Business as of the date hereof does not infringe, misappropriate, or otherwise violate any Intellectual Property of any Person.

(d)                                 Except for the limited license rights expressly granted to Buyer in the Trademark License Agreement, Seller is not transferring to Buyer (or any Affiliate of Buyer), and reserves all right, title and interest in and to, the Company Group Names.

Section 3.08                            Insurance.  Section 3.08 of the Disclosure Schedule sets forth a list, as of the date hereof, of each insurance policy maintained by the Company on behalf of Seller with respect to its properties, assets and businesses relating to Seller’s portion of the Transportation Products Business (collectively, the “Insurance Policies”).  All premiums due and payable in respect of the Insurance Policies have been paid in full.  Neither the Company nor Seller is in default with respect to its obligations under any of Insurance Policies in a manner that would permit the insurer to cancel the policy.  Since the respective dates of such policies, no written notice of cancellation or non-renewal with respect to any such policy has been received by the Company.  The Company has not received written notice that it has been denied insurance coverage with respect to any material pending claim. Except for deductibles or retentions under any insurance policy of the Company as set forth on Section 3.08 of the Disclosure Schedule, Seller has no material self-insurance or co-insurance programs.  Seller maintains no insurance policy with respect to or relating to the Transportation Products Business.

Section 3.09                            Legal Proceedings; Governmental Orders.

(a)                                 Other than as set forth in Section 3.09(a) of the Disclosure Schedule, there are no (and in the past three years there have been no) material actions, suits, audits, claims, investigations, or other legal proceedings pending or threatened against, or brought by, Seller affecting any of the Canada Assets or that relate and are material to the Transportation Products Business.

(b)                                 Except as set forth on Section 3.09(b) of the Disclosure Schedule, neither Seller nor the portion of the Transportation Products Business conducted by Seller is subject to any Governmental Order with respect to the portion of the Transportation Products Business conducted by Seller.

Section 3.10                            Compliance With Laws; Permits.

(a)                                 Seller is, and for the past three years has been, in compliance, in all material respects, with all requirements of Law and all Governmental Orders to which Seller’s portion of the Transportation Products Business (or the Canada Assets) are subject.  No Governmental Authority has provided any written notice or to the Knowledge of Seller any other notice or Governmental Order to Seller, or filed and served any complaint on Seller, in each case with respect to any alleged violation by Seller with respect to its portion of the Transportation Products Business of any requirement of Law or any Governmental Order, that remains unresolved as of the date hereof.

(b)                                 Seller holds and is, and for the past three years held and has been, in compliance, in all material respects, with all material Permits that are necessary for the operation of Seller’s portion of the Transportation Products Business as currently conducted, or that are necessary for the lawful ownership of its respective owned properties and assets. All material Permits are in full force and effect and, to Seller’s Knowledge, there is no circumstance that may be reasonably expected to invalidate any material Permit or render any material Permit liable to forfeiture or modification or affect their renewal.  Section 3.10(b) of the Disclosure Schedule sets forth a list of all material Permits that are held by Seller that are necessary for the operation of the Transportation Products Business. No Governmental Authority has provided any notice, citation, summons or order to Seller, or filed and served any complaint on Seller, in each case with respect to any alleged failure by Seller to have any Permit necessary for the operation of the Transportation Products Business, that remains unresolved as of the date hereof.

(c)                                  None of the representations and warranties contained in Section 3.10 shall be deemed to relate to environmental matters (which are governed by Section 3.11) or tax matters (which are governed by Section 3.14).

Section 3.11                            Environmental Matters.

(a)                                 Except as would not be material, individually or in the aggregate, to the portion of the Transportation Products Business conducted by Seller or as set forth on Section 3.11 of the Disclosure Schedule (i) since January 1, 2009, Seller and its operations are in material compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with any applicable environmental Permits required to carry on its portion of the Transportation Products Business as presently conducted; (ii) there are no Hazardous Materials that have been Released to or from any real property currently, or, to Seller’s Knowledge, formerly owned, leased or operated by Seller, under circumstances that have resulted in or would reasonably be expected to result in a liability of Seller under any applicable Environmental Law; (iii) since January 1, 2009, Seller has not received any unresolved written notification alleging that it is liable for any Release or threatened Release of Hazardous Materials at any location; (iv) Seller is not the subject of, nor is liable for, any outstanding Governmental Order relating to

Environmental Laws or remedial action to clean up, remove, treat or address any Hazardous Material at any location, including pre-remedial studies and investigations or post-remedial monitoring and care; (v) since January 1, 2009, Seller has not received any written claim or complaint, and has not been subject to any proceeding, audit or investigation relating to noncompliance with or violations of any Environmental Laws or Permit or any other liability pursuant to Environmental Law, and, since January 1, 2009, no such matter has been threatened in writing; and (vi) Seller is not a party to any agreement to indemnify or hold harmless, or, to Seller’s Knowledge, assume responsibility for, any person for any liability or obligation, arising under or relating to Environmental Law, in each case, with respect to the Transportation Products Business.

(b)                                 To Seller’s Knowledge, Seller has provided to Buyer true and correct copies of all environmental site assessment reports and other material documents relating to the environmental condition or status of any currently owned or leased real property of Seller that was used or operated in connection with the Transportation Products Business, in each case, created since January 1, 2009 and which are within the possession and control of Seller.

(c)                                  The representations and warranties set forth in this Section 3.11 are Seller’s sole and exclusive representations and warranties regarding environmental matters.

Section 3.12                            Employee Benefit Matters.

(a)                                 Section 3.12(a) of the Disclosure Schedule contains a list of each benefit, retirement, savings, pension, supplemental pension, medical, healthcare, dental, life, disability, deferred compensation, incentive, stock option, profit sharing, restricted stock, stock appreciation right, phantom equity, change in control, retention, severance, vacation, paid time off, bonus, retiree medical, sabbatical and fringe-benefit or other employee benefit plan, agreement, plan, policy and program, or other arrangement, whether or not reduced to writing, in effect and covering one or more Employees, former employees of Seller or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has any material liability for premiums or benefits (as listed on Section 3.12(a) of the Disclosure Schedule, each, a “Benefit Plan”).  Copies of all Benefit Plans have been provided to Buyer.

(b)                                 Each Benefit Plan complies, in all material respects, with all applicable Laws.  All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid, in all material respects, in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP.  Seller and the Company Group have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no Knowledge of any default or violation by any party to, any Benefit Plan. No action, claim or proceeding is pending or, to the Knowledge of Seller, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course).

(c)                                  Other than as set forth in Section 3.12(c) of the Disclosure Schedule, no Benefit Plan provides benefits or coverage in the nature of medical, healthcare, life, disability or other benefit following retirement or other termination of employment of any existing or former employee or to the beneficiaries or dependents of any existing or former employee.

(d)                                 No Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(e)                                  Other than as set forth in Section 3.12(e) of the Disclosure Schedule, no Benefit Plan exists that could: (i) result in the material payment to any Employee, officer or director of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, officer or director except as a result of any partial plan termination resulting from this Agreement, in each case, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby or under the Transaction Agreements.

(f)                                   No Benefit Plan is a “registered pension plan” as such term is defined under applicable Laws.

Section 3.13                            Employment Matters.

(a)                                 There are no collective bargaining agreements or other agreements with a labour organization or similar entity representing any of the Employees to which Seller is a party or by which Seller is bound.  Since January 1, 2011, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, organizing drives, or other similar labour activity or dispute affecting Seller’s portion of the Transportation Products Business, nor has any labour organization or similar entity applied for the right to represent any Employees.  No union or other organizational campaign is in progress, or has been in progress in the past three years, with respect to the Employees and no question concerning representation of the Employees exists.  Section 3.13(a) of the Disclosure Schedule lists all Employees of Seller as of September 30, 2013, together with the position, base compensation payable, bonus opportunity, date of hire, employment status and job classification for each such individual.  True copies of all written offer letters have been provided to Buyer.

(b)                                 All material vacation pay, premiums for employment insurance, health premiums, Canada Pension Plan premiums, income tax remittance, accrued wages, salaries, and commissions for Employees that have become due and payable, have been paid or accrued on the books and records of Seller prior to the date of this Agreement.

(c)                                  Seller is, and for the past three years has been, in compliance, in all material respects, with all applicable Employment Laws pertaining to employment of and employment practices with respect to its Employees and former employees.  There are no material actions, suits, claims, investigations or other legal proceedings against Seller pending, or, to Seller’s Knowledge, threatened to be brought or filed, by or with any court or arbitrator or any other Governmental Authority in connection with the employment of any Employee or former employee of Seller, including, without limitation, any claim relating to unfair labour practices, human rights infringements, harassment, reprisals, pay equity, employment equity, workers’ compensation, occupational health and safety, or any other employment or labour related matter arising under applicable Employment Laws.

(d)                                 All current employer contributions, assessments and filings, including but not limited to, experience rating surcharges, payroll premiums, non-compliance charges, contributions or any other amounts under any applicable workers’ compensation legislation have been paid or, to the extent they have accrued but remain unpaid, are properly reflected and accrued in the books and accounts of Seller.  Seller has not been subject to any special or penalty assessment or surcharge, including but not limited to, experience rating surcharges or similar surcharges under such legislation and Seller has not been reassessed in any material respect under such legislation during the past three years.

(e)                                  Seller has prepared and posted any pay equity plans required pursuant to applicable pay equity legislation; has made all necessary adjustments pursuant to such pay equity plans and has fully disclosed to Buyer the terms pertaining thereto.

(f)                                   No officer, executive or other employee of Seller whose function was or is essential to the Transportation Products Business has separated from Seller in the 24 months prior to the date of this Agreement.

(g)                                  Seller has no employment Contracts with any Employee which require Seller to give greater than 30 days’ notice or to make a severance payment in order to terminate such Contract.

(h)                                 All Employees who perform services for Seller or in connection with its operation of the Transportation Products Business are legally entitled to work in Canada.  Seller has not employed and does not currently employ any minors in the Transportation Products Business.

(i)                                     Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby or under the Transaction Agreements will entitle any Employee to severance pay, unemployment compensation, or any other payment (including any incentive or bonus) by Seller; provided, however, that Buyer complies with its obligations under Section 5.03.

(j)                                    Since October 1, 2011, Seller has not engaged any independent contractor in the conduct of the Transportation Products Business.

Section 3.14                            Taxes.

(a)                                 Except as set forth in Section 3.14 of the Disclosure Schedule:

(i)                                     Seller and Seller’s Partners have filed (taking into account any valid extensions) all material Tax Returns required to be filed by Seller and Seller’s Partners with respect to the Transportation Products Business and the Canada Assets.  Such Tax Returns are complete and correct in all material respects.  Seller and Seller’s Partners are not currently the beneficiary of any extension of time within which to file any material Tax Return related to the Transportation Products Business or the Canada Assets other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business.  All material Taxes due and owing by Seller and Seller’s Partners with respect to the Transportation Products Business and the Canada Assets have been paid or accrued.

(ii)                                  There are no Encumbrances for Taxes upon any of the Canada Assets, other than Permitted Encumbrances.

(iii)                               No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of Seller and Seller’s Partners related to the Transportation Products Business or the Canada Assets.

(iv)                              There are no ongoing actions, suits, claims, investigations, audits, assessments, arbitrations or inquiries or other legal proceedings by any taxing authority against Seller or Seller’s Partners related to the Transportation Products Business or the Canada Assets.

(v)                                 Seller is not a party to any Tax allocation or sharing agreements under which Seller could be liable for Tax of another Person.

(b)                                 Seller is registered for purposes of Part IX of the Excise Tax Act, R.S.C. 1985, c. E-15 (Canada) (the “ETA”) and that its goods and services tax/harmonized sales tax (“GST/HST”) registration numbers are 859370637 RT 0005, 859370637 RT 0006 and 859370637 RT 0007.

(c)                                  Seller’s Partners are not non-residents of Canada for the purposes of the Income Tax Act (Canada) (the “Tax Act”).

(d)                                 Except for certain representations related to Taxes in Section 3.05(b), Section 3.06, Section 3.12, and Section 3.13, the representations and warranties set forth in this Section 3.14 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 3.15                            Product Liability; Warranties.

(a)                                 Seller has obtained all material required product registrations and other certifications required for it to sell or distribute products and inventory in the jurisdictions in which products or inventory of the Transportation Products Business (the “Products”) are sold or distributed by it, as applicable, and for the past three years has otherwise complied in all material respects with all Laws and safety standards and certifications applicable to Products in respect of the sale or distribution of the Products (the “Safety Standards”).  All Products that have been marketed or sold within the past three years on the basis that such Products meet any specific Safety Standards (whether such Products are required to meet such Safety Standards or Seller has voluntarily elected to comply therewith) meet or exceed such Safety Standards in all material respects.

(b)                                 Section 3.15(b) of the Disclosure Schedule contains a copy of the standard warranty for the Products.  Except as set forth in Section 3.15(b) of the Disclosure Schedule, neither Seller nor any Company Group member has granted to any customer any warranty materially different than the standard warranty for Products sold for the past three years.

(c)                                  There are no material liabilities or latent or patent defects in any Products sold within the past three years that would give rise to any material liability for replacement or recall of any such Products.  Section 3.15(c) of the Disclosure Schedule sets forth a correct and complete list and brief description of all material product liability claims that have been filed and served against Seller or any member of the Company Group with respect to the Transportation Products Business during the past three years.

Section 3.16                            Affiliate Transactions.  Except for (a) normal advances to directors, officers and Employees in the Ordinary Course of Business, (b) payment of compensation to directors, officers and Employees in the Ordinary Course of Business, (c) participation in the Benefit Plans by directors, officers and Employees, and (d) the agreements or arrangements listed on Section 3.16 of the Disclosure Schedule, Seller is not a party to, and since September 1, 2012, has not been a party to, any Contract or arrangement to purchase, acquire or lease any property, goods or services from, or sell, transfer or lease any material property or services to, or loan or advance any material amount of money to, or borrow any material amount of money from, or is a party to any management, consulting or similar agreement with the Company or any of its respective Affiliates.  The following shall be set forth with respect to each such contract or arrangement on Section 3.16 of the Disclosure Schedule: (x) a description of such contract or arrangement, and (y) the total amount paid by or paid to Seller with respect to such contract or arrangement since September 1, 2012, and, if applicable, the volume of business.

Section 3.17                            Illegal Payments.  Neither Seller (nor its officers, directors, general managers or employees) has, with respect to the portion of the Transportation Products Business conducted by Seller, directly or indirectly, within the past five years, (b) agreed to give, or given, offered, authorized or promised, any gifts of money, property or services to any Person in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada) or any other similar anti-corruption Law, (b) given or received anything of value to or from a government official or customer for the purpose of obtaining or retaining business, or (c) has otherwise made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier or client in an attempt to influence any such person to take or refrain from taking any action.

Section 3.18                            Bonds and Letters of Credit.  Section 3.18 of the Disclosure Schedule lists all performance bonds, surety bonds, guarantees, standby letters of credit and similar arrangements that (a) are issued and outstanding in support of the portion of the Transportation Products Business conducted by Seller, or (b) would be required to be issued under any proposals, bids or other commitments outstanding as of the date hereof, in each case indicating the contract or situation requiring the provision thereof, together with the issuer, amount, principal terms and conditions, beneficiaries and expiration date thereof (or anticipated terms thereof).

Section 3.19                            Customs.

(a)                                 Seller is and for the past three years has been in compliance in all material respects with all Customs Laws for the importation or admission of merchandise into Canada or any other country into which Seller imports or has imported merchandise.  Seller has, to Seller’s Knowledge, for the past three years timely made payment of true and correct amounts of any penalties and fines under Customs Laws, by or for the account of Seller, of merchandise entered, imported, or admitted into Canada or any other country into which Seller imports or has imported merchandise.  Section 3.19(a) of the Disclosure Schedule sets forth a list of tariffs paid by Seller in the last 12 months, including descriptions thereof and the amounts paid.

(b)                                 To Seller’s Knowledge, Seller has no liability for unpaid Customs Duties, penalties, fines and seizures under Customs Laws, other charges, including interest or other charges relating to any Customs Laws, which have not been or will not be accrued or reserved for on the Closing Estimate and Funds Flow Statement.

(c)                                  Seller has made available to Buyer true and complete copies of all communications between Seller (or any of its agents or counsel), on the one hand, and a Governmental Authority, on the other, for the past three years, relating to violations or alleged violations of any Customs Laws.

Section 3.20                            Equity Interests.  Seller has no Subsidiaries, and does not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person.

Section 3.21                            No Other Representations and Warranties.  Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedule hereto) and the representations and warranties contained in the Transaction Agreements (including the related portions of the disclosure schedule thereto), neither Seller nor any of its Representatives has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding Seller furnished or made available to Buyer and its Representatives (including the Confidential Information Memoranda prepared by the Company Investment Banker, dated July, 2012 and April, 2013, and any information, documents or material made available to Buyer (including information, documents or material included in the Data Room), management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the historical or future revenue, profitability or success of the Transportation Products Business, or any representation or warranty arising from statute or otherwise in Law. None of Seller, the Company, any Subsidiary of the Company or any other Person is, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Transportation Products Business.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the date of this Agreement, as follows:

Section 4.01                            Organization and Authority of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Buyer has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer.  This Agreement and the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and each of the other Transaction Documents to which Buyer is a party each constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02                            No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) result in a violation or breach of any provision of the Organizational Documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act or any other Antitrust Law and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.03                            Legal Proceedings.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.04                            Exclusivity of Representations.  The representations and warranties made by Buyer in this Article IV are the exclusive representations and warranties made by Buyer.  Buyer hereby disclaims any other express or implied representations or warranties with respect to itself.

Section 4.05                            Independent Investigation.  Buyer acknowledges and agrees that the representations and warranties made by Seller in Article III and the representations and warranties of Seller set forth in the Transaction Agreements are the exclusive representations and warranties regarding Seller and the members of the Company Group.  Without limiting the generality of the foregoing, Buyer acknowledges that none of Seller, the Company, any Subsidiary of the Company or any of their respective Representatives makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Transportation Products Business or the future business and operations of the Transportation Products Business, or (b) any other information or documents made available to Buyer or its Representatives with respect to the Transportation Products Business or any of the Canada Assets, Seller’s liabilities or Seller’s operations, in each case except as expressly set forth in this Agreement or any of the Transaction Agreements.

ARTICLE V
COVENANTS

Section 5.01                            Conduct of Business Prior to the Canada Closing.

(a)                                 From the date hereof until the Canada Closing, except as otherwise provided in this Agreement or the MTA or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall: (i) conduct its portion of the Transportation Products Business in the Ordinary Course of Business; and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of Seller and to preserve, in all material respects, the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with Seller.  From the date hereof until the Canada Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not take any action that would cause any of the changes, events or conditions described in Section 3.03 to occur.

(b)                                 Nothing contained in this Agreement shall be construed to give to Buyer, directly or indirectly, rights to control or direct the business or operations of Seller prior to the Canada Closing.  Prior to the Canada Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its business and operations.

Section 5.02                            Access to Information; Confidentiality; Books and Records.  From the date hereof until the Canada Closing, Seller shall comply with the Company’s obligations set forth in Sections 5.02, 5.03, and 5.05(b) of the MTA.

Section 5.03                            Employees; Benefit Plans.

(a)                                 Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective on the Canada Closing Date to all actively employed Employees (including Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence, but excluding Employees who are absent on long-term disability).  The Employees who accept such employment shall commence employment with Buyer or an Affiliate of Buyer immediately following the Canada Closing, and are referred to herein as “Transferred Employees”.  Such offers of employment shall be contingent upon each Employee satisfying Buyer’s customary candidate screening procedures and remaining employed by Seller until terminated by Seller immediately prior to the Canada Closing.  Employees who do not accept Buyer’s offer of employment shall not be Transferred Employees, and Buyer shall have no liability for any claims with respect to such Employee’s employment and termination of employment by Seller.

(b)                                 During the period commencing at the Canada Closing and ending on the date which is 12 months from the Canada Closing, Buyer shall provide each Transferred Employee with: (i) base salary or hourly wages which are no less favorable in the aggregate than the base salary or hourly wages provided by Seller immediately prior to the Canada Closing; (ii) target bonus incentive compensation opportunities (excluding equity-based compensation), if any, which are no less favorable in the aggregate than the target incentive compensation opportunities (excluding equity-based compensation) provided by Seller immediately prior to the Canada Closing; (iii) benefits that are no less favorable in the aggregate than those provided under Benefit Plans in effect for such Transferred Employee immediately prior to the Canada Closing; and (iv) severance benefits that are no less favorable in the aggregate than the practice, plan or policy in effect for such Transferred Employee immediately prior to the Canada Closing, excluding benefits under or related to defined benefit pension plans, supplemental executive retirement plans, non-qualified deferred compensation, and retiree medical and life.  Buyer shall recognize the past service of the Transferred Employees with Seller for any required notice of termination, termination or severance payment (contractual, statutory or common law).

(c)                                  With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Transferred Employees will participate effective as of the Canada Closing, Buyer shall recognize all service of the Transferred Employees with Seller, as the case may be, as if such service were with Buyer, for vesting and eligibility purposes (but not for the purposes of benefit accrual) in any Buyer Benefit Plan in which such Transferred Employees may be eligible to participate after the Canada Closing, and/or to the extent the recognition of such service credit otherwise affects the provision of benefits pursuant to such plan; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Benefit Plan.  In addition, at such time as any Transferred Employees are transitioned over to Buyer Benefit Plans, Buyer or the relevant Subsidiary shall waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Transferred Employees (except that, for insured benefit plans, any such waiver must be permitted under the terms of the insurance policy).  The Transferred Employees shall cease to accrue benefits under and cease to participate in the Benefit Plans effective as of the Canada Closing.

(d)                                 This Section 5.03 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement and the other members of the Company Group, and nothing in this Section 5.03, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.03.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.  The parties hereto acknowledge and agree that the terms set forth in this Section 5.03 shall not create any right in any Employee or any other Person to any continued employment with Seller or Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 5.04                            Governmental Approvals and Other Third-Party Consents.  Seller shall comply with the Company’s obligations and Buyer shall comply with Buyer’s obligations, in each case, set forth in Section 5.04 of the MTA.  Additionally, and without limiting the generality of the foregoing, Buyer shall comply with the provisions of the Investment Canada

Act (Canada), including obtaining any required approvals or making any necessary filings as may be required thereby.

Section 5.05                            Closing Conditions.  Except as otherwise set forth in Section 5.04 of the MTA, from the date hereof until the Canada Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to satisfy the closing conditions set forth in Article VI hereof on a timely basis.

Section 5.06                            Tax Matters.  Except as modified by this Section 5.06 (in which case, this Section shall govern), Seller shall comply with the Company’s obligations set forth in Section 5.07 of the MTA with respect to all applicable obligations relating to Seller or the portion of the Transportation Products Business conducted by Seller. Buyer shall comply with Buyer’s obligations set forth in Section 5.07 of the MTA except for the obligation under Section 5.07(b) of the MTA of Buyer to deliver Straddle Tax Returns with respect to the Transportation Products Business to the Company for review and comment, and the obligation of Buyer to include reasonably requested comments of the Company.  At the Canada Closing, Seller and Buyer shall jointly elect under Section 167 of the ETA to have the sale of the Canada Assets take place on a GST/HST free basis under Part IX of the ETA, and Buyer shall file such election with its GST/HST return for the reporting period in which the sale of the Canada Assets takes place.  If applicable, Seller and Buyer shall jointly execute in the prescribed form an election under Section 75 of the QSTA that no tax be payable pursuant to the QSTA with respect to the purchase and sale of the Canada Assets. Buyer shall provide evidence that such election(s) were filed within five days of filing.  Notwithstanding anything to the contrary in this Agreement, Buyer shall indemnify and hold Seller harmless in respect of any GST/HST, QST, penalties, interest and other amounts that may be assessed against Seller as a result of the transactions under this Agreement not being eligible for such election(s) or as a result of Buyer’s failure to file the election(s) within the prescribed time. Seller and Buyer shall jointly execute an election in the form prescribed in the Tax Act  and such corresponding election as may be required under the laws of provincial application to have Section 22 of the Tax Act apply in respect of the transfer of the Receivables and designate as such election the portion of the Canada Purchase Price allocated to the Receivables pursuant to Section 2.05(b). Seller and Buyer shall jointly elect under subsection 20(24) of the Tax Act and such corresponding election as may be required under the laws of provincial application in respect of any undertakings of Seller for which Seller has included an amount in income under paragraph 12(1)(a) of the Tax Act and where such undertakings are being assumed by Buyer.  In this regard, Buyer and Seller acknowledge that a portion of the Canada Assets transferred by Seller pursuant to this Agreement, and having a value equal to the amount elected under subsection 20(24) of the Tax Act and the equivalent provisions of any laws of provincial application, is being transferred by Seller as a payment for the assumption of such undertakings. Seller and Buyer shall jointly elect under proposed subsection 56.4(7) of the Tax Act, as it reads on the date of this Agreement or any amended or successor provision thereto, and such corresponding election as may be required under the laws of provincial application in respect of the undertaking of Seller not to compete with Buyer in respect of the Transportation Products Business. Buyer and Seller confirm that no portion of the Canada Purchase Price for the Canada Assets is being paid or allocated to a “restrictive covenant,” as that term is defined for the purposes of section 56.4 of the Tax Act, and that any such “restrictive covenant” granted herein is for the purposes of maintaining and preserving the fair market value of the Canada Assets.

Section 5.07                            Public Announcements.  Seller shall comply with the Company’s obligations and Buyer shall comply with Buyer’s obligations, in each case, set forth in Section 5.08 of the MTA.

Section 5.08                            Exclusivity; Non-Competition and Non-Solicitation.  Seller shall comply with the Company’s obligations set forth in Sections 5.09, 5.10 and 5.13(b) of the MTA.

Section 5.09                            Further Assurances.  Following the Canada Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.10                            GST/HST and Registrations.  Prior to the Canada Closing Date, Buyer or its Affiliate will be registered for purposes of Part IX of the ETA.

Section 5.11                            Updates to Disclosure Schedule.  Seller shall comply with the Company’s obligations set forth in Section 5.14 of the MTA.

Section 5.12                            Insurance Matters.

(a)                                 Prior to the date hereof, the Company and its Affiliates have maintained insurance coverage for products liability, general liability and automobile liability provided by third-party insurers (including stop loss, excess liability and umbrella coverage) for certain liabilities of Seller relating to products claims, general claims typically insured by a general liability policy and automobile related claims (the “Existing Liabilities”) arising out of occurrences on or prior to the Canada Closing Date (the “Insurance Coverage”).  Seller agrees to take such action as may be reasonably necessary to maintain the Insurance Coverage after the Canada Closing Date for the benefit of Buyer and not to voluntarily relinquish or terminate such Insurance Coverage.  In addition, Seller agrees to cause the Company to name Buyer as an additional insured under all such Insurance Coverage (other than with respect to the automobile liability policy) effective on the Canada Closing Date with respect to acts, omissions, occurrences, facts, or circumstances existing or occurring on or prior to the Canada Closing Date.  Seller agrees to cause the Company to require its insurer to provide Buyer with a certificate of insurance evidencing such coverage and thirty (30) days’ notice of material change, cancellation, or non-renewal.  To the extent that any claim with respect to any such Existing Liabilities that arises out of any act, omission, occurrence, fact or circumstance existing or occurring on or prior to the Canada Closing Date is made against Buyer and the Insurance Coverage by its terms applies to such claim (any such claim, an “Insurance Coverage Claim”), upon Buyer’s request, Seller shall cause the Company to submit such Insurance Coverage Claim upon becoming aware thereof to the insurer under the applicable insurance policy for potential payment and shall use commercially reasonable efforts to obtain the maximum recovery from the provider of the related Insurance Coverage.  Buyer shall reimburse the Company for any applicable out-of-pocket administrative and processing fees or other costs and expenses imposed by the insurer and paid by the Company specifically relating to the submitted Insurance Coverage Claims and the processing thereof.  In addition, Seller agrees to and shall cause the Company to cooperate with Buyer to make the benefits of the Insurance Coverage available to Buyer (subject to the terms and conditions of such Insurance Coverage) and continue, from and after the Canada Closing Date, to process such Insurance Coverage Claims in the ordinary course of business in substantially the same manner as similar claims were processed prior to the Canada Closing Date.  In the event that (i) the Company or any of its Affiliates receives any proceeds of the Insurance Coverage with respect to any Insurance Coverage Claims thereunder and (ii) such claim has been paid by Buyer, Seller agrees to cause the Company to promptly pay or reimburse Buyer with respect to the amount so paid by Buyer in accordance with this Section 5.12.

(b)                                 With respect to Buyer’s obligation to reimburse the Company for any amounts described in this Section 5.12 (the “Reimbursed Amounts”), Seller and Buyer agree that (i) Seller shall cause the Company to invoice Buyer on a monthly basis for all Reimbursed Amounts paid or incurred by the Company with appropriate supporting details and (ii) Buyer agrees to pay the amount reflected on such invoices as promptly as practicable and in any event within fifteen (15) days of receipt of any such invoice with appropriate supporting details.

(c)                                  In the event that Buyer or any or its Affiliates or Representatives takes or fails to take any action which results in the Insurance Coverage not being available for any reason with respect to any Insurance Coverage Claim, Seller shall cause the Company to notify Buyer in writing as to what action or failure of action caused a suspension of coverage.  Buyer shall have thirty (30) days within which to remedy such action or failure of action.  If no remedy has been effected at the end of such thirty (30) day period, then the obligations of Seller and the Company pursuant to this Section 5.12 with respect to any such Insurance Coverage Claim shall terminate and be of no further force and effect.

(d)                                 Buyer expressly acknowledges and agrees that (i) in no event shall Seller or the Company be required to pay, or be held responsible for, any self-insured retention amounts or deductibles payable with respect to any Insurance Coverage Claim and (ii) Buyer shall be responsible for all self-insured retention amounts and deductibles payable with respect to any Insurance Coverage Claim.

(e)                                  Buyer acknowledges that effective as of the Canada Closing Date, the Company intends to remove Seller and the Canada Assets from the Insurance Coverage to the extent that the Insurance Coverage relates to any occurrences arising at any time after the Canada Closing Date.  Accordingly, Buyer acknowledges that no Insurance Coverage shall be available to Buyer with respect to any injury, loss or damage that Buyer or any third party may suffer as a result of any act, omission, occurrence, fact or circumstance occurring with respect to any period after the Canada Closing Date.

Section 5.13                            Estoppel Certificates.  Seller shall use commercially reasonable efforts to provide a current estoppel certificate, in a form reasonably satisfactory to Buyer, prior to the Canada Closing Date for each Lease set forth in Section 5.13 of the Disclosure Schedule.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.01         Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Canada Closing, of each of the following conditions:

(a)           All conditions set forth in Section 6.01 of the MTA shall have been satisfied.

(b)           Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.02 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 6.02         Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Canada Closing, of each of the following conditions:

(a)           The representations and warranties of Seller contained in Article III shall be true and correct in all material respects as of the Canada Closing Date with the same effect as though made at and as of such date, except (i) those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date, (ii) representations and warranties that have qualifications as to materiality or Material Adverse Effect shall be true and correct in all respects, and (iii) the representations and warranties contained in Section 3.01, Section 3.02, Section 3.06 and Section 3.20 shall be true and correct in all respects.

(b)           Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Canada Closing Date; provided, however, that Seller shall have complied in all respects with its obligations under Section 2.01.

(c)           Buyer shall have received a certificate, dated the Canada Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied (the “Seller Closing Certificate”).

(d)           Buyer shall have received the documents, agreements and instruments set forth in Section 2.07(b).

(e)           From and after the date of this Agreement to the Canada Closing Date, there shall have not been a Material Adverse Effect.

(f)            All closing conditions contained in the MTA to which Buyer’s obligations to consummate the transactions contemplated thereunder are subject shall be satisfied.

(g)           Buyer shall have received a certificate issued by the Province of Ontario, dated within 10 Business Days of the Canada Closing Date (with a bring-down as of the Canada Closing Date), confirming that Seller is a registered partnership in such Province.

Section 6.03         Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Canada Closing, of each of the following conditions:

(a)           The representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects as of the Canada Closing Date with the same effect as though made at and as of such date, except (i) those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date, (ii) representations and warranties that have qualifications as to materiality or Material Adverse Effect shall be true and correct in all respects and (iii) the representations and warranties contained in Section 4.01 and Section 4.02(a) shall be true and correct in all respects.

(b)           Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Canada Closing Date; provided, however, that Buyer shall have complied in all respects with its obligations under Section 2.07(c)(i).

(c)           Seller shall have received the documents, agreements and instruments set forth in Section 2.07(c).

(d)           All closing conditions contained in the MTA to which the Company’s obligations to consummate the transactions contemplated thereunder are subject shall be satisfied.

(e)           Seller shall have received a certificate, dated the Canada Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied (the “Buyer Closing Certificate”).

Section 6.04         Frustration of Closing Conditions.  Neither Buyer nor Seller may, for the purposes of terminating this Agreement pursuant to Article VIII hereof, rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of its covenants to cause the Canada Closing to occur required by Section 5.04 and Section 5.05.

ARTICLE VII
INDEMNIFICATION

Section 7.01         Sole and Exclusive Remedy.  Seller shall comply with the Company’s obligations and Buyer shall comply with Buyer’s obligations, in each case, set forth in Article VII of the MTA (subject to the terms and conditions thereof, including Section 7.04 of the MTA).  Subject to Section 9.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII of the MTA.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII of the MTA.  Nothing in this Section 7.01 shall limit any Person’s right to seek and obtain any equitable relief to which any such Person shall be entitled pursuant to Section 9.11 or to seek any remedy on account of allegations of fraud by any Person in connection with the transactions contemplated by this Agreement.

Section 7.02         GST/HST Gross Up.  If any payment made by Seller or Buyer pursuant to this Article VII is deemed by the ETA to include goods and services tax or harmonized sales tax, or is deemed by any applicable provincial or territorial legislation to include a similar value added or multi-staged tax, the amount of such payment shall be increased accordingly.

ARTICLE VIII
TERMINATION

Section 8.01         Termination. This Agreement shall be terminated at any time prior to the Canada Closing in the event the MTA is terminated in accordance with Article VIII thereof.  This Agreement may be terminated by either party hereto at any time prior to the Canada Closing, by giving written notice of such termination to the other party if there has been a breach of any representation, warranty or covenant made by such other party in this Agreement (a) such that, (i) with respect to a breach by Seller, the conditions set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied if it remained uncured, and (ii) with respect to Buyer, the conditions set forth in Section 6.03(a) or Section 6.03(b) would not be satisfied if it remained uncured, and (b) if such breach is curable, which is not cured within 20 days after the giving of written notice thereof; provided, however, that the party giving notice is not, itself, in material breach of its representations, warranties or covenants under this Agreement.

Section 8.02         Effect of Termination.  Any termination of this Agreement pursuant to Section 8.01 shall be effective immediately as of termination of the MTA in accordance with its terms or upon notice to Seller, as applicable.  In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)           as set forth in this Article VIII, and Section 5.07 and Article IX hereof; and

(b)           that nothing herein shall relieve any party hereto from liability for fraud or willful and material breach of any provision hereof.

ARTICLE IX
MISCELLANEOUS

Section 9.01         Expenses.  All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants shall be paid in accordance with Section 9.01 of the MTA.

Section 9.02         Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be given and effective in accordance with Section 9.02 of the MTA.  All notices to be delivered by or to Seller hereunder shall be effective if given by or to the Company in accordance with Section 9.02 of the MTA.

Section 9.03         Interpretation.  For purposes of this Agreement:  (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedule and Exhibits mean the Articles and Sections of, and Disclosure Schedule and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as in effect as of the date hereof, and any regulations promulgated thereunder.  References herein to “$” shall mean U.S. Dollars. References made to Seller complying with the obligations under the MTA shall mean that Seller shall comply with the Company’s obligations under the MTA (including by causing its Subsidiaries to comply with such obligations) as if it were a party thereto, including obligations relating to Seller as a member of the Company Group.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.  Any reference to documents or materials having been “provided to” or “made available to” (or words of similar import) Buyer by Seller shall be satisfied by the inclusion of such materials in the Data Room made accessible to Buyer in connection with the negotiation of this Agreement at least two Business Days prior to the date hereof.  The inclusion of any matter disclosed in any section of the Disclosure Schedule to this Agreement shall be deemed to be disclosed with respect to each other representation and warranty to which it relates without the necessity of repetitive disclosure or cross-reference, so long as such disclosed matter provides a reasonable indication that the matter applies to another section of the Disclosure Schedule.  Inclusion of a matter in the Disclosure Schedule shall expressly not be deemed to constitute an admission by Seller, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement or of any obligation or liability to any third party.

Section 9.04         Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05         Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06         Entire Agreement.  This Agreement and the Exhibits and the Disclosure Schedule hereto, together with the MTA and the Transaction Documents, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the provisions of this Agreement, the Exhibits, the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule) and the MTA, the provisions of the MTA will control.  The Assignment and Assumption Agreement and the each Assignment and Assumption of Lease is hereby incorporated into this Agreement and form part of this Agreement.

Section 9.07         Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may assign any of its rights under this Agreement to any of its Affiliates (so long as Buyer remains obligated hereunder) or to its lenders as collateral security or any acquirer of the Transportation Products Business without the consent of any other Parties hereto.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08         No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and the members of the Company Group and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09         Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by either party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement, the Transaction Agreements, the transactions contemplated hereby and thereby and the legal relations between the parties hereto and thereto shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION AGREEMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO OR THERETO MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN THE STATE OF DELAWARE OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE TRANSACTION AGREEMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO AND THERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(C).

Section 9.11         Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity; provided, however, that Seller shall not be entitled to seek specific performance of the obligation of Buyer to consummate the transactions contemplated by this Agreement and the only remedy of Seller for any such failure shall be the right to bring an action for payment of the Termination Fee.

Section 9.12         Counterparts; Delivery by Fax or E-Mail Attachment.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement, and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such party forever waives any such defense.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CARLISLE CANADA, by its Partner 8027293 Canada Inc.

By
Name:
Title:

CTP Transportation Products, LLC

By
Name:
Title:

[Signature Page to Carlisle Canada APA]